CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated December 23, 2014, accompanying the financial statements of Investors' Quality Tax-Exempt Trust, Series 130 (included in Van Kampen Unit Trusts, Municipal Series 918) as of August 31, 2014, and for each of the three years in the period ended August 31, 2014 and the financial highlights for the period from September 21, 2010 (date of deposit) through August 31, 2011 and for each of the three years in the period ended August 31, 2014, contained in this Post-Effective Amendment No. 4 to Form S-6 (File No. 333-168146) and Prospectus.

   We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
December 23, 2014